UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ________)*

                                Zygo Corporation
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    989855101
                    ---------------------------------------
                                 (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule l3d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
                                   ---  ---

CUSIP No.                        13G            PAGE  2  OF  4 PAGES
          -----------                                ---    ---

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carl A. Zanoni
-----------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                             (b) / /
-----------------------------------------------------------------------
 3  SEC USE ONLY

-----------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
-----------------------------------------------------------------------
                  5     SOLE VOTING POWER
   NUMBER OF

    SHARES                556,700 Shares
                 ------------------------------------------------------
 BENEFICIALLY     6     SHARED VOTING POWER

   OWNED BY
                         0 Shares
     EACH        ------------------------------------------------------

   REPORTING      7     SOLE DISPOSITIVE POWER

    PERSON               556,700 Shares
                 ------------------------------------------------------
     WITH         8     SHARED DISPOSITIVE POWER

                         0 Shares
-----------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     556,700 Shares
-----------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
    CERTAIN SHARES*

-----------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.04%
-----------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    (IN)
-----------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 Schedule 13 G

                   Under the Securities Exchange Act of 1934



    Check the following box if a fee is being paid with this statement. / /

    Item 1 (a)   Name of Issurer:
                 --------------------

                 Zygo Corporation

    Item 1 (b)   Address of Issuer's Principal
                 -----------------------------
                 Executive Offices:
                 -----------------

                 Laurel Brook Road,
                 Middlefield, CT 06455

    Item 2 (a)   Name of Person Filing:
                 ---------------------

                 Carl A. Zanoni

    Item 2 (b)   Address of principal business office
                 ------------------------------------
                 or, if none, residence:
                 ----------------------

                 Laurel Brook Road,
                 Middlefield, CT 06455


    Item 2 (c)   Citizenship:
                 -----------
                 U.S.

    Item 2 (d)   Title of Class of Securities:
                 ----------------------------
                 Common Stock; $.10 par value

    Item 2 (e)   CUSIP Number:
                 ------------
                 989855 10 1

    Item 3       If this statement is filed pursuant to Rule
                 -----------------------------------------------
                 13d-1(b), or 13d-2(b), check whether the
                 ------------------------------------------
                 person filing is a:
                 -------------------

           (a) / / Broker or Dealer registered under Section 15 of the Act

           (b) / / Bank as defined in section 3(a)(6) of the Act

           (c) / / Insurance Company as defined in section 3(a)(19) of the act

           (d) / / Investment Company registered under section 8 of the Investment Company Act

           (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

           (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section
                   240.13d-1(b)(1)(ii)(F)

           (g) / / Parent Holding Company, in accordance with section 240.13d-1
                   (b)(ii)(G) (Note: See Item 7)

           (h) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(H)


    Item 4       Ownership:
                 ---------

           (a)   Amount Beneficially Owned

                  556,700 Shares

           (b)   Percent of Class

                  n/a




                                    Page 3 of 4 Pages

           (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote:

               (ii)   shared power to vote or to direct the vote:

              (iii) sole power to dispose or to direct the disposition of:

               (iv) shared power to dispose or to direct the disposition of:


    Item 5     Ownership of Five Percent or Less of a Class
               --------------------------------------------

               Not Applicable

    Item 6     Ownership of More than Five Percent on Behalf of
               ------------------------------------------------
               Another Person
               --------------

               Not Applicable

    Item 7     Identification and Classification of the
               ----------------------------------------
               Subsidiary Which Acquired the Security Being
               --------------------------------------------
               Reported on by the Parent Holding Company
               ------------------------------------------

               Not Applicable


    Item 8     Identification and Classification of Members
               --------------------------------------------
               of the Group
               ------------

               Not Applicable


    Item 9     Notice of Dissolution of Group
               ------------------------------

               Not Applicable


    Item 10    Certification
               -------------

               Not Applicable


                                   SIGNATURE

     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.



     February 6, 1998
------------------------------
            Date


       /s/ CARL ZANONI
------------------------------
          Signature


         CARL ZANONI
-------------------------------------
         Name/Title



                                    Page 4 of 4 Pages

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                                   Page 5 of 5 Pages